EXHIBIT 99.2

Fortune Industries, Inc.
Unaudited Pro Forma Condensed Balance Sheet
August 31, 2008
(Dollars in Thousands)

	Fortune Reported (a)	Sales Transaction Adjustments		Fortune Pro Forma
Current Assets
Cash and equivalents	$4,740	$(2,160)	(b)	$2,580
Restricted cash	5,370	—		5,370
Accounts receivable, net	17,205	(13,830)	(b)	3,375
Costs and estimated earnings in excess of billings on uncompleted contracts	2,785	(2,785)	(b)	—
Inventory	4,367	(4,097)	(b)	270
Other current assets	3,798	(917)	(b)	2,881

Total Current Assets	38,265	(23,789)		14,476

Other Assets
Property, plant and equipment, net	10,749	(9,646)	(b)	1,103
Long-term accounts receivable	865	(865)	(b)	—
Goodwill and other intangible assets, net	16,093	(152)	(b)	15,941
Term note receivable	—	3,172	(b)	3,172
Other long-term assets	140	(15)	(b)	125

Total Other Assets	27,847	(7,506)		20,341

Total Assets	$66,112	$(31,295)		$34,817

Current Liabilities
Current maturities of long term-debt - majority shareholder	$1,280	(1,280)	(b)(e)	$—
Short-term debt and current maturities of long-term debt	153	(101)	(b)	52
Current maturities of convertible term note	3,405	(3,405)	(b)	—
Variable interest entity line of credit	2,200	(2,200)	(d)	—
Variable interest entity current maturities of long-term debt	3,752	(3,752)	(d)	—
Accounts payable	5,550	(4,845)	(b)	705
Health and workers' compensation reserves	5,435	(185)	(b)	5,250
Accrued expenses	11,752	(2,444)	(b)	9,308
Billings in excess of costs and estimated earnings on uncompleted contracts	632	(632)	(b)	—
Other current liabilities	412	(367)	(b)	45

Total Current Liabilities	34,571	(19,211)		15,360

Long-term Liabilities
Line of credit	3,250	(3,250)	(b)	—
Long-term debt, less current maturities	189	(154)	(b)	35
Variable interest entity long-term debt, less current maturities	481	(481)	(d)	—
Line of credit term note - majority shareholder	30,720	(30,720)	(b)(e)	—
Other long-term liabilities	831	—		831

Total Long-term Liabilities	35,471	(34,605)		866

Total Liabilities	70,042	(53,816)		16,226

Minority Interest in Variable Interest Entity	(517)	517	(d)	—

Shareholders Equity
Common stock	1,117	(52)	(b)	1,065
Preferred stock	7,918	21,700	(e)	29,618
Additional paid-in capital and warrants outstanding	19,241	356	(b)	19,597
Accumulated deficit	(31,881)	—		(31,881)
Accumulated comprehensive income	192	—		192

Total Shareholders' Equity (Deficit)	(3,413)	22,004		18,591

Total Liabilities and Shareholders' Equity (Deficit)	$66,112	$(31,295)		$34,817

See accompanying notes to pro forma financial statements.

Fortune Industries, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended August 31, 2008
(Dollars in Thousands)

		Sales Transaction
	Fortune Reported (a)	Adjustments		Fortune Pro Forma

Revenues
Service Revenues	$81,838	$(6,944)	(f)	$74,894
Product Revenues	76,561	(76,561)	(f)	—

Total Revenues	158,399	(83,505)		74,894

Cost of Revenues
Service cost of revenues	65,350	(3,891)	(f)	61,459
Product cost of revenues	65,128	(65,128)	(f)	—

Total Cost of Revenues	130,478	(69,019)		61,459

Gross Profit	27,921	(14,486)		13,435

Operating Expenses
Selling, general and administrative expenses	31,102	(15,708)	(f)	15,394
Depreciation and amortization	2,782	(1,515)	(f)	1,267
Impairment	8,740	(6,444)	(f)	2,296

Total Operating Expenses	42,624	(23,667)		18,957

Operating Income (Loss)	(14,703)	9,181		(5,522)

Other Income (Expense)
Interest income	191	(4)	(f)	187
Interest expense	(3,062)	3,056	(f)	(6)
Loss on disposal of assets	(350)	361	(f)	11
Exchange rate gain	36	(36)	(f)	—
Other income	27	(27)	(f)	—

Total Other Income (Expense)	(3,158)	3,350		192

Income (Loss) Before Minority Interest in Variable
Interest Entity	(17,861)	12,531		(5,330)

Minority Interest in Variable Interest Entity	1,095	(1,095)	(d)	—

Income (Loss) Before Provision for Income Taxes	(18,956)	13,626		(5,330)

Provision for Income taxes	79	(121)	(f)	(42)

Net Income (Loss)	(19,035)	13,747		(5,288)

Preferred stock dividends	546	935	(g)	1,481

Net Income (Loss) Available to Common Shareholders	(19,581)	12,812		(6,769)

Basic Income (Loss) Per Common Share	(1.72)			(0.59)

Basic weighted average shares outstanding	11,391,130			11,391,130

Diluted Income (Loss) Per Common Share	(1.72)			(0.59)

Diluted weighted average shares outstanding	11,719,806	630,000	(h)	12,349,806

See accompanying notes to pro forma financial statements.

Fortune Industries, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Statements

Effective November 30, 2008, Fortune Industries, Inc. (“Fortune”) completed the sale of its wholly owned subsidiaries James H Drew Corporation, Nor-cote International, Inc., Fortune Wireless, Inc. and Commercial Solutions, Inc. (the “Subsidiaries”) to related party entities owned by the Company’s majority shareholders. Total consideration was $13.5 million, including $10.0 million of principal debt reduction and a $3.5 million three year term note receivable. The term note receivable will be adjusted for final working capital which has not been determined to date. Had the transaction closed on August 31, 2008 the term note receivable would have been adjusted downward to $3.172 million.

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed consolidated financial information gives effect to the sale of the Subsidiaries. The unaudited condensed consolidated balance sheet gives effect to the sale as if the sale had been completed on August 31, 2008. The unaudited consolidated statements of operations for the fiscal year ended August 31, 2008 is presented as if the sale had been completed on September 1, 2007.

2.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position as of August 31, 2008, or the results of operations for the fiscal year ended August 31, 2008, that would have actually been reported had the sales transaction occurred at the dates indicated, nor is it indicative of future financial position or results of operations. The unaudited pro forma condensed consolidated financial information is based upon the respective historical financial statements of the Company and the Subsidiaries.

(a)	Historical financial position and results of operations as reported in the Company’s annual report on form 10-K for the year ended August 31, 2008.

(b)
To eliminate the assets and liabilities of the Subsidiaries. The net book value of the assets transferred were purchased via the reduction in the term note with the majority shareholder in the amount of $10.0 million and the issuance of a term loan receivable for the balance. As presented in the pro forma financials the original term loan receivable of $3.5 million would have been adjusted down to $3.172 million based on the working capital adjustment had the transaction been completed on August 31, 2008.

(d)
To eliminate the impact of consolidating Fisbeck Fortune Development, LLC (“FFD”) which prior to completion of the sales transaction was considered a variable interest entity in conjunction with FIN 46R. With the sale of the Subsidiaries and the cancellation of the lease agreement between Fortune Industries, Inc. and FFD the primary beneficiary relationship between the entities ceased to exist.

(e)	To convert the remaining balance of the term loan note with the majority shareholder of $21.7 million to preferred stock as prescribed by the terms of the sales transaction.

(f)	To eliminate the results of operations of the Subsidiaries.

(g)	Entry to adjust the dividends to the terms of the Series C Preferred shares that were issued in conjunction with the sales transaction.

(i)	To adjust the diluted shares outstanding for stock issued subsequent to August 31, 2008.